Exhibit 99.1

Ark Restaurants Announces Financial Results for the Third Quarter and Nine
                      Months Ended June 30, 2007

    NEW YORK--(BUSINESS WIRE)--Aug. 13, 2007--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter and nine month periods ended June 30, 2007.

    For the three months ended June 30, 2007, the Company's net income from continuing operations was $3,520,000, or $0.98 per share ($0.97 per diluted share), compared to $2,625,000, or $0.76 per share ($0.74 per diluted share), for the same period last year.

    The third fiscal quarter of 2007 was negatively effected by pre tax legal and due diligence expenses of $250,000 in connection with an attempted acquisition which was abandoned.

    Total revenues from continuing operations for the three month period ended June 30, 2007 were $36.1 million versus $31.1 million in the same period last year. Revenues from the Company's Las Vegas operations represented 40.4% of the Company's total revenues from continuing operations during the three-month period ended June 30, 2007. Compared to the same period last year, same store sales in the Company's New York City operations increased by 13.5%, same store sales in the Company's Washington D.C. operations increased by 11.0%, same store sales in the Company's Las Vegas operations increased by 8.2% and same store sales in Atlantic City increased 44.6%. The increase in Atlantic City this year was primarily due to last year's low level of sales following the start-up of those operations. The Company does not anticipate similar same store percentage increases in Atlantic City after this fiscal year.

    Although the Company does not report the sales or the financial results of the Company's Florida operations (the Company derives income from a management fee arrangement based on sales and cash flow), same store sales at the Company's Florida operations increased by 16.2% compared to the same three month period last year. Sales at the Company's Florida operations totaled $3,080,000 during the three month period ended June 30, 2007.

    For the nine months ended June 30, 2007, the Company's net income from continuing operations was $5,788,000, or $1.62 per share ($1.61 per diluted share), compared to $4,056,000, or $1.17 per share ($1.14 per diluted share), for the same period last year.

    Total revenues from continuing operations for the nine month period ended June 30, 2007 were $90.1 million versus $81.2 million in the same period last year. Revenues from the Company's Las Vegas operations represented 48% of the Company's total revenues from continuing operations during the nine month period ended June 30, 2007. Compared to the same nine month period last year, same store sales in the Company's New York City operations increased by 12.3%, same store sales in the Company's Washington D.C. operations increased by 6.1% and same store sales in the Company's Las Vegas operations increased by 7.4%. The Company's Atlantic City facilities were not open during the first quarter of last year and, as a result, the Company cannot make nine month comparisons.

    Same store sales at the Company's Florida operations increased by 15% compared to the same nine month period last year. Sales at the Company's Florida operations totaled $9,000,000 during the nine month period ended June 30, 2007.

    EBITDA from continuing operations for the three month period ended June 30, 2007 was $5,754,000 versus $4,592,000 during the same three month period last year. EBITDA from continuing operations for the nine month period ended June 30, 2007 was $10,449,000 versus $7,907,000 during the same nine-month period last year.

    The Company had net income of $3,471,000 in the three month period ended June 30, 2007 compared to net income of $2,488,000 in the same three month period last year. Net income for the nine-month period ended June 30, 2007 was $10,439,000 compared to $3,252,000 during the same nine-month period last year. Net income was positively affected during the 39-week period ended June 30, 2007 as a result of the sale during the second quarter of the Company's Lutece and Tsunami locations to Venetian Casino Resort, LLC and the lack of pre-opening and early operating losses experienced at the Company's Atlantic City operations. Excluding the sale of the Company's facilities to the Venetian Casino Resort, net income for the nine-month period ended June 30, 2007 would have been $5,313,000 compared to $3,252,000 during the same nine-month period last year.

    As of June 30, 2007, the Company had cash, cash equivalents and short term investments totaling $11,056,000. As of the same date, the Company had no long-term debt other than a one million dollar five year purchase money obligation undertaken in connection with the Company's acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

    In June 2007, we entered into an agreement to design and lease the sole food court at the to-be-constructed MGM Grand Casino at the Foxwoods Resort Casino. The Company anticipates this food court will open during the third quarter of the Company's 2008 fiscal year.

    Ark Restaurants owns and operates 24 restaurants and bars, 25 fast food concepts, catering operations and wholesale and retail bakeries. Eight restaurants are located in New York City, four are located in Washington, D.C., eight are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, three are located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and eight fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

    Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 and 39 week periods ended June 30, 2007 and July 1, 2006 (In Thousands, Except per share amounts)
---------------------------------------------------------------------

                                  13 weeks 13 weeks 39 weeks 39 weeks
                                   ended    ended    ended    ended

                                  June 30, July 1,  June 30, July 1,
                                    2007     2006     2007     2006
                                  -------- -------- -------- --------

TOTAL REVENUES                     $36,064  $31,085  $90,133 $ 81,168

COST AND EXPENSES:

Food and beverage cost of sales      9,077    7,726   22,939   20,395
Payroll expenses                    10,217    9,268   28,045   26,088
Occupancy expenses                   4,413    4,219   11,976   12,208
Other operating costs and expenses 4,518 3,584 11,063 9,704 General and administrative
 expenses                            2,270    1,874    6,325    5,435
Depreciation and amortization
 expenses                              702      638    2,015    1,831
                                  -------- -------- -------- --------

  Total costs and expenses          31,197   27,309   82,363   75,661
                                  -------- -------- -------- --------

OPERATING INCOME                     4,867    3,776    7,770    5,507
                                  -------- -------- -------- --------

OTHER INCOME:

Interest income - Net                   66       23      214       70
Other income                           185      178      664      569
                                  -------- -------- -------- --------
  Total other income                   251      201      878      639
                                  -------- -------- -------- --------


Income from continuing operations
 before income taxes                 5,118    3,977    8,648    6,146

Provision for income taxes           1,496    1,352    2,714    2,090

Limited partner interest in income
 of variable interest entity         (102)        -    (146)        -
                                  -------- -------- -------- --------

Income from continuing operations    3,520    2,625    5,788    4,056
                                  -------- -------- -------- --------

DISCONTINUED OPERATIONS:
Income (loss) from operations of
 discontinued restaurants             (85)    (208)    7,075  (1,218)

Provision (benefit) for income
 taxes                                (36)     (71)    2,434    (414)
                                  -------- -------- -------- --------

Income (loss) from discontinued
 operations                           (49)    (137)    4,641    (804)
                                  -------- -------- -------- --------


Income before cumulative effect
of change in accounting principle    3,471    2,488   10,429    3,252

Cumulative effect of change in
 accounting principle                    -        -       10        -
                                  -------- -------- -------- --------

NET INCOME                         $ 3,471  $ 2,488  $10,439 $  3,252
                                  ======== ======== ======== ========


PER SHARE INFORMATION -
BASIC AND DILUTED:

Continuing operations basic        $   .98  $   .76  $  1.62 $   1.17
Discontinued operations basic $ (.01) $ (.04) $ 1.30 $ (.23) Cumulative effect of change in
 accounting principle              $   .00  $   .00  $   .00 $    .00
                                  -------- -------- -------- --------
Net basic                          $   .97  $   .72  $  2.92 $    .94
                                  ======== ======== ======== ========

Continuing operations diluted      $   .97  $   .74  $  1.61 $   1.14
Discontinued operations diluted $ (.01) $ (.04) $ 1.29 $ (.22) Cumulative effect of change in
 accounting principle              $   .00  $   .00  $   .00 $    .00
                                  -------- -------- -------- --------
Net diluted                        $   .96  $   .70  $  2.90 $    .92
                                  ======== ======== ======== ========


WEIGHTED AVERAGE NUMBER OF SHARES-
 BASIC                               3,590    3,462    3,578    3,462
                                  ======== ======== ======== ========

WEIGHTED AVERAGE NUMBER OF SHARES-
 DILUTED                             3,624    3,546    3,596    3,546
                                  ======== ======== ======== ========

Continuing Operations
EBITDA Reconciliation
Pre tax earnings                   $ 5,118  $ 3,977  $ 8,648 $  6,146
Depreciation and amortization          702      638    2,015    1,831
Interest                              (66)     (23)    (214)     (70)
                                  -------- -------- -------- --------
EBITDA (a)                         $ 5,754  $ 4,592  $10,449 $  7,907
                                  ======== ======== ======== ========

Continuing Operations EBITDA
 adjusted for non-cash stock
 option expense
EBITDA (as defined) (a)            $ 5,754  $ 4,592  $10,449 $  7,907
Non-cash stock option expense           78      187      330      561
                                  -------- -------- -------- --------
EBITDA adjusted for non-cash stock
 option expense                    $ 5,832  $ 4,779  $10,779 $  8,468
                                  ======== ======== ======== ========

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

    CONTACT: Ark Restaurants Corp.
             Robert Towers, 212-206-8800
             bob@arkrestaurants.com